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                                   EXHIBIT 2.1


                                  AMENDMENT TO


                              AGREEMENT FOR MERGER


         THIS IS AN AMENDMENT TO AN AGREEMENT FOR MERGER (the "Merger Agreement") dated November 7, 2002 by and among IMX Pharmaceuticals, Inc., a Utah corporation ("IMX") (for itself and for Dialog Group, Inc., its successor by merger), HCD Acquisition, Inc. ("HCD Acquisition"), a Delaware corporation, Healthcare Dialog, Inc., a Delaware corporation ("HCD"), and Peter DeCrescenzo, Vincent DeCrescenzo, and Cindy Lanzendoen, each an individual, (collectively, the "Shareholders") and Cater Barnard, plc, an a corporation of England and Wales ("CB"). The foregoing are collectively referred to as the "Parties".


                                    RECITALS


         1. The Parties have agreed to certain changes to the Merger Agreement to facilitate the Closing.

         2. The Parties have agreed to accept a pledge of securities by CB to secure the funding obligation.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Recitals set forth above are true and correct and incorporated herein as if fully set forth and further agree as follows:


                                    AGREEMENT


1. Section 1.01(a) is amended to replace "Utah" with "Delaware."

2. Section 3.02(a) is deleted and replaced with the following:

         "As a group, the HCD Stockholders will be issued (i) eighty-five (85%) percent of the number of shares of IMX common stock, $0.001 par value ("IMX Common") determined in accordance with subsection 3.02(b), (ii) 183,235 shares of IMX's new Class B-1 Preferred Stock ("Class B-1 Preferred"), and (iii) 8,277,736 shares of IMX Common. The IMX Common and the Class B-1 Preferred are collectively referred to as the "IMX Stock".

3. The reference in Section 3.02(b) to "two days" is changed to "one day".

4. Section 3.02(c) is deleted.

5. Section 3.02(e) is amended to replace December 1, 2004 with March 1, 2005.

6. Section 3.03 is amended to delete the reference to "IMX Warrants".

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 7. Schedule 4.01(m) is amended to include un-audited financial statements as of
    December 31, 2002.

 8. Section 4.02(l) is amended to create Schedule 4.02(l) showing exceptions to the representations therein.

 9. Section 5.01(b) is deleted.

10. The reference in 5.01(f) to the "Greco Law Firm, LLP" is deleted and replaced with "Madama Griffitts".

11. Section 5.01(k) is deleted and replaced with "Peter DeCrescenzo shall continue his personal guarantee of the existing HCD line of credit. For this commitment he shall receive a fee of $11,000.

12. The reference in Section 5.01(l) to "September 30, 2003" is changed to "March 1, 2004.

13. Section 5.02(a) is deleted and replaced with the following:

    "IMX shall have cash on deposit or shall have checks on hand for deposit in the aggregate amount of $500,000."

14. Section 5.02(i) is amended to add the phrase ", warrants entitling Burnham Securities, Inc. to purchase IMX Common," before the words "and the IMX Employee Stock Options".

15. Section 5.02(j) is deleted and replaced with "Peter DeCrescenzo shall continue his personal guarantee of the existing HCD line of credit. For this commitment he shall receive a fee of $11,000.

16. The reference in Section 5.02(k) to Class C Preferred shall be deleted and replaced with: "IMX Common Stock".

17. The second sentence of Section 6.01 is deleted and replaced with "The Closing Date shall be February 26, 2003."

18. The reference in 5.02(a)(i) to the "Greco Law Firm, LLP" is deleted and replaced with "Madama Griffitts".

19. The words "and IMX Warrants" are deleted from Sections 6.03 and 7.08.

20. Section 6.04 is deleted.

21. Section 7.01 is deleted in its entirety and replaced with the following:

    (a) The parties have established as a financial goal for the purpose of the agreement with Griffin Securities referenced in Section 5.01(l) (the "Goal") that IMX shall raise after March 1, 2003, net of all financing-related expenses, the amount of $1,650,000. "Raised Funds" shall not include (i) funds raised from individuals and entities contact with which was initiated by Peter DeCrescenzo, Vincent DeCrescenzo, Marvin Monsky, or Robin Smith, unless the parties otherwise agree, including stock issued directly for cancellation of any debts of IMX or any subsidiary, or (ii) the proceeds of the loan from Mercatus & Partners, plc. Neither Peter DeCrescenzo, Vincent DeCrescenzo, Marvin Monsky, nor Robin Smith shall raise any funds at a stock price below $0.25 per share without the consent of CB which consent shall not be unreasonably withheld. Money shall be considered "Raised Funds" when it is deposited in IMX's bank account. Notwithstanding the forgoing, Raised Funds excluded by 7.01(a)(i) shall serve to reduce the Goal but not the amount required of the Guarantor by Section 7.01(b).


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    (b)  The Guarantor shall provide a maximum of $650,000 by the purchase of
         IMX Common at the price of $0.185 per share.

    (c) The amount of funds the Guarantor shall provide shall be reduced, dollar for dollar, by all Raised Funds raised after March 1, 2003, net of all financing related expenses.

    (d) (i) On April 1, 2003, the Guarantor shall provide $216,667 less all Raised Funds raised during March 2003, net of all financing related expenses.

         (ii) On May 1, 2003, the Guarantor shall provide $216,667 less all Raised Funds in excess of $216,667 raised during March and April 2003, net of all financing related expenses.

         (iii) On June 1, 2003, the Guarantor shall provide $216,666 less all Raised Funds in excess of $433,334 raised during March, April, and May 2003, net of all financing related expenses.

    (e) To secure the Guarantor's obligation, it shall deliver 24,000,000 common shares of Envesta, plc (the "Securities") to the Escrow Agent pursuant to the terms of an Escrow Agreement in form satisfactory to counsel for IMX and HCD. The Securities shall constitute the entire collateral used to secure its obligations, and IMX shall be limited to liquidation of the Securities to secure the funds required. IMX shall have no recourse to the other assets of CB as this obligation is "non-recourse" as to any other assets of CB.

22. Section 7.02 is deleted and replaced by the following:

    "The $500,000 on hand on the Closing Date and any funds received from a loan from Mercatus & Partners Ltd. shall be disbursed in accordance with Schedule 7.02.

23. Section 7.03(b) is deleted.

24. The address in Section 8.04 for copies of notices to HCD is changed to "Robert C. Griffitts, Esq., Madama Griffitts LLP, 16 West 19th Street, 10th Floor, New York, New York 10011."

25. Except as specified above, the Merger Agreement is affirmed as executed.


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         IN ORDER TO INDICATE THEIR INTENTION to be bound by this Amendment, the
Parties hereto have caused this Agreement to be duly executed as of the date first above written by their respective duly authorized officers.

IMX PHARMACEUTICALS, INC.


By:
          --------------------------------------------------
          Adrian Stecyk, President

HEALTHCARE DIALOG, INC.


By:
          --------------------------------------------------
          Peter DeCrescenzo, President

THE SHAREHOLDERS


          --------------------------------
          Peter DeCrescenzo



          --------------------------------------------------
          Vincent DeCrescenzo



          ----------------------------------------
          Cindy Lanzendoen



CB:

Cater Barnard, plc



----------------------------------------------------
Stephen Dean





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